CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2020, relating to the financial statements and financial highlights of Monteagle Funds comprising Monteagle Opportunity Equity Fund, Monteagle Select Value Fund, Smart Diversification Fund and The Texas Fund for the year ended August 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

December 18, 2020